Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Amendment No. 2 to the registration statement on Form S-1, of our report dated April 13, 2005 on the financial statements of MedicineNet, Inc. as of March 31, 2004 and for the year then ended. We also consent to the inclusion of our report dated February 10, 2005, except for the matter discussed in Note 9, as to which the date is March 14, 2005, on the financial statements of HealthShare Technology, Inc. as of June 30, 2004 and for the year then ended, as well as to the reference to our Firm under the caption “Experts.”

/s/ J. H. Cohn LLP

San Diego, California (as it relates to MedicineNet, Inc.)
Jericho, New York (as it relates to HealthShare Technology, Inc.)
August 15, 2005